CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and effective as of the 8th day of August 2018, by and between PolarityTE, Inc., a Delaware corporation (the “Company”), and David Seaburg (“Consultant”).

WHEREAS, the Company desires to have Consultant provide certain consulting services, as described in Section 1 of this Agreement, pursuant to the terms and conditions of this Agreement; and

WHEREAS, Consultant desires to provide the Services to the Company pursuant to the terms and conditions of this Agreement in exchange for the Consulting Fee (defined in Section 2) and expense reimbursement provided for in Section 2.

NOW, THEREFORE. in consideration of the foregoing promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.	CONSULTING SERVICES. During the term of this Agreement, Consultant, in the capacity as an independent contractor, shall provide the services to the Company set forth on Schedule 1 (the “Services”). The Company acknowledges that Consultant will limit its role under this Agreement to that of a Consultant, and the Company acknowledges that Consultant is not, and will not become, engaged in the business of (i) effecting securities transactions for or on the account of the Company, (ii) providing investment advisory services as defined in the Investment Advisors Act of 1940, or (iii) providing any tax, legal or other services. The Company acknowledges and hereby agrees that Consultant is not engaged on a full-time basis and Consultant may pursue any other activities and engagements it desires during the term of this Agreement. Consultant shall perform the Services in accordance with all local, state and federal rules and regulations.

2.	COMPENSATION TO CONSULTANT.

a.	In consideration for the Services, the Company shall issue to the Consultant 60,000 Restricted Stock Units, each of which represents the right to receive one share of the Company’s common stock (the “RSUs”). The RSUs shall be issued on the date of approval by the Company’s Board of Directors pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”). The RSUs shall vest in four (4) equal installments over a twenty-four (24) month period commencing on the six-month anniversary of the date of issuance. Consultant represents and warrants to the Company that:

	(i)	Consultant has the requisite power and authority to enter into this Agreement. No consent, approval or agreement of any individual or entity is required to be obtained by the Consultant in connection with the execution and performance by the Consultant of this Agreement or the execution and performance by the Consultant of any agreements, instruments or other obligations entered into in connection with this Agreement.

	(ii)	The Consultant is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and the Consultant is able to bear the economic risk of an investment in the Options.

b.	In addition, so long as Consultant remains engaged under the term of this Agreement, Consultant shall receive a fee of ten thousand dollars (USD $10,000) per quarter (the “Quarterly Fee”), and shall be entitled to reimbursement for all reasonable ordinary and necessary travel and other expenses incurred by the Consultant, payable net 30 days from the receipt of an applicable invoice. Upon the Company’s termination, other than for Consultant’s breach of this Agreement, Consultant shall be entitled to retain any payment made prior to such termination plus a pro-rated amount of the next payment based on the number of days worked during such service period divided by 30. The Company will make no deductions from any of the payments due to Consultant hereunder for state or federal tax purposes. Consultant agrees that it shall be personally responsible for any and all taxes and other payments due on payments received by it from Company hereunder.

c.	In addition, Consultant shall also be entitled to an annual award of additional 10-year options to purchase the Company’s common stock that equates to the fair market value of one hundred and fifty thousand dollars (USD $150,000) of the Company’s common stock based on a Black-Scholes calculation (the “Annual Equity Award”). The Annual Equity Award shall be issued on the 12- and 24-month anniversary of the Effective Date of this Agreement.

d.	The RSUs, Quarterly Fee, and Annual Equity Award may be collectively referred to as the “Consulting Fee.”

3.	TERM. The term of this Agreement shall be for twenty-four (24) months and commence as of the date of this Agreement, subject to Section 4 of this Agreement (the “Term”).

4.	EFFECT OF TERMINATION. This Agreement may be terminated during the Term by either party upon thirty (30) days’ written notice.

5.	ACCURACY OF INFORMATION PROVIDED TO CONSULTANT. The Company represents and warrants to Consultant that the publicly available financial information concerning the Company is, to the knowledge of the Company, true and correct in all material respects.

6.	INDEPENDENT CONTRACTOR. Consultant shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of Consultant, and Consultant shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

7.	NO AGENCY CREATED. No agency, employment, partnership or joint venture shall be created by this Agreement, as Consultant is an independent contractor. Consultant shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

8.	INDEMNIFICATION.

	a.	Indemnity by the Company. The Company hereby agrees to indemnify and hold harmless Consultant and each person and affiliate associated with Consultant against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal counsel fees), and in addition to any liability the Company may otherwise have, arising out of, related to or based upon any violation of law, rule or regulation by the Company or the Company’s agents, employees, representatives or affiliates.

	b.	Indemnity by Consultant. Consultant hereby agrees to indemnify and hold harmless the Company and each person and affiliate associated with the Company against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal counsel fees), and in addition to any liability the Company may otherwise have, arising out of, related to or based upon:

(i) Any breach by Consultant of any representation, warranty or covenant contained in or made pursuant to this Agreement; or

(ii) Any violation of law, rule or regulation by Consultant or Consultant’s agents, employees, representatives or affiliates.

	c.	Actions Relating to Indemnity. If any action or claim shall be brought or asserted against a party entitled to indemnification under this Agreement (the “Indemnified Party”) or any person controlling such party and in respect of which indemnity may be sought from the party obligated to indemnify the Indemnified Party pursuant to this Section 8 (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall assume the defense thereof, including the employment of legal counsel and the payment of all expenses related to the claim against the Indemnified Party or such other controlling party. If the Indemnifying Party fails to assume the defense of such claims, the Indemnified Party or any such controlling party shall have the right to employ a single legal counsel, reasonably acceptable to the Indemnifying Party, in any such action and participate in the defense thereof and to be indemnified for the reasonable legal fees and expenses of the Indemnified Party’s own legal counsel.

	d.	Survival. This Section 8 shall survive any termination of this Agreement for a period of three (3) years from the date of termination of this Agreement.

	e.	Gross Negligence or Willful Misconduct. Notwithstanding anything herein to the contrary, no Indemnifying Party will be responsible for any indemnification obligation for the gross negligence or willful misconduct of the Indemnified Party.

9.	NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a party may designate by ten (10) days prior written notice:

If to the Company:

PolarityTE, Inc.

1960 S 4250 W

Salt Lake City, UT 84104

If to Consultant:

David Seaburg

170 East 78th St

New York, NY 10075

10.	ASSIGNMENT. Consultant may not assign any of its rights under this Agreement, except with the prior written consent of Company. Company may assign any and all of its rights under this Agreement. If a purported assignment by Consultant is made in violation of this section, it is void. The provisions of this Agreement shall also survive the assignment of this Agreement by Company to any successor-in-interest or other assignee.

11.	CONFIDENTIAL INFORMATION AND TRADE SECRETS. For purposes of this Agreement, the term “Confidential Information” means information and materials that are valuable and not generally known or readily ascertainable by Company’s competitors, including Company Trade Secrets. Confidential Information includes without limitation:

	a.	Any and all information concerning or relating to Company, or its current or proposed business, including financial statements, budgets and projections, customer-identifying information, potential and intended customers, vendors, and suppliers, personnel information, computer programs, specifications, manuals, software, analyses, strategies, marketing plans, business plans, and other confidential information;

	b.	Any and all information and materials relating to Company’s current, future, or proposed products, including but not limited to, research, formulas, production parameters, designs, devices, drawings, specifications, laboratory notebook entries, technical notes, graphs, computer printouts, technical memoranda; correspondence, product development agreements, and other agreements; and

	c.	Any and all notes, analyses, compilations, studies, summaries, and other material, regardless of author, whether provided orally, in writing, or by any other media, that contain or are based on all or part of the information described in subsections 11(a) and/or 11(b) above.

	d.	For purposes of this Agreement, the term “Trade Secret” means any and all information, including, without limitation, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, or other information similar to any of the foregoing, that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

	e.	For purposes of this Agreement, the term Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Company, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

12.	OBLIGATION TO MAINTAIN CONFIDENTIALITY.

	a.	Consultant acknowledges and agrees not to use or disclose without prior written consent of an authorized representative of Company (a) any Trade Secret of Company, and/or its customers, vendors, and suppliers for so long as such item or information constitutes a Trade Secret under applicable law; or (b) any Confidential Information of Company, and/or its customers, vendors, and suppliers for so long as such item or information constitutes Confidential Information.

	b.	At no time during any period that Consultant is engaged with Company may Consultant disclose, use, store on any of Company’s systems, or bring onto Company’s premises any trade secrets or confidential information belonging to any of Consultant’s prior employers and/or third parties who have engaged Consultant in a consulting capacity. Consultant further represents and warrants that he/she is not a party to any existing contract relating to the granting or assignment to others of any interest in Company’s current or future Confidential Information or Trade Secrets.

13.	ASSIGNEMENT OF INTELLECTUAL PROPERTY. Consultant agrees that as a result of Consultant’s work under this Agreement, Consultant will necessarily be exposed to Company’s present and future business plans and activities, and Consultant will engage in one or more activities which include but are not limited to preparing, writing, creating, testing, evaluating, and/or developing deliverables including artwork, product designs, packaging, instructional text and graphics, software, computer code, data, technology including but not limited to specification sheets, and materials for promotion sale and use in connection with Company’s present product line and future developments (hereinafter referred to collectively as the “Works”). Consultant agrees to transfer entire ownership of any intellectual property rights including all patent, trademark, and copyright rights in the Works to Company, and further agrees as follows:

	a.	In exchange for consideration paid by Company to Consultant and other good and valuable consideration, the receipt thereof being hereby acknowledged by Consultant, Consultant hereby grants, transfers, assigns, and conveys to Company, its successors and assigns, the entire worldwide title, right, interest, ownership and all subsidiary rights including moral rights and other rights and any rights existing under the Berne Convention and/or under 17 U.S.C. §106(a) in and to the Works (deemed to be “Works for Hire”) and any rights under Title 35 U.S.C. and/or foreign equivalents, the right to secure formal rights such as patent, industrial design, and/or copyright registration by registration, application, or otherwise under its own name as the claimant, said transfer including all rights of enforcement and for infringement.

	b.	Consultant agrees to execute all documents provided to it by Company required to perfect its rights under Section 13, and to provide all assistance reasonably requested by and reasonably required by Company. Consultant agrees to take no actions adverse to the rights granted Company under Section 13 and agrees to take all actions and cooperate as is necessary and reasonably requested by Company to perfect such rights including execution of any required documents.

	c.	To the extent that Consultant uses any pre-existing materials in the foregoing deliverable items, Consultant hereby grants to Company an irrevocable, non-exclusive, worldwide, royalty-free license to make, use, sell, reproduce, display, perform, copy, distribute, and prepare derivatives based upon such pre-existing materials as well as the right to sub-license the same to third parties.

	d.	Consultant warrants that no portion of the work product delivered to Company violates or is protected by any right of any third party.

	e.	Consultant acknowledges that Company is not obligated to make any effort to commercialize any deliverable or Work subject to this Agreement and that it is entirely within the sole discretion of Company to preserve, maintain, register, and/or enforce the same in the United States of America or any foreign country.

14.	RETURN OF MATERIALS AT TERMINATION. Consultant agrees that all documents, reports and other data or materials provided to Consultant shall remain the property of the Company, including, but not limited to, any work in progress. Upon termination of this Agreement for any reason, Consultant shall promptly deliver to the Company all such documents, including, without limitation, all Confidential Information, including all copies thereof.

15.	CONFLICTING AGREEMENTS; REQUISITE APPROVAL. Consultant and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and each of the Company and Consultant represent and warrant that it has all requisite corporate authority and approval to enter into this Agreement and it is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

16.	NO WAIVER. No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

17.	GOVERNING LAW. This Agreement shall be governed by, construed in accordance with and enforced under the internal laws of the State of Utah (without giving effect to its conflicts of law principles). Any legal proceeding based on a dispute arising hereunder will be maintained exclusively in federal or state courts with jurisdiction over Salt Lake County in the State of Utah.

18.	EQUITABLE RELIEF. Consultant’s breach of this Agreement will cause irreparable harm to the Company and monetary damages may not be a sufficient remedy for an unauthorized disclosure of the Confidential Information. If Consultant discloses or threatens to disclose Confidential Information in violation of this Agreement, the Company may, without waiving any other rights or remedies and without posting a bond or other security, seek an injunction, specific performance, or other equitable remedy to prevent competition or further disclosure, and may pursue other legal remedies.

19.	ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may only be changed by written documentation signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Consultant or any of its affiliates.

20.	SECTION HEADINGS. Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

21.	SEVERABILITY. If a court of competent jurisdiction adjudicates any covenant or obligation under this Agreement void or unenforceable, then the Parties intend that the court modify such provision only to the extent necessary to render the covenant or obligation enforceable as modified or, if the covenant or obligation cannot be so modified, the Parties intend that the court sever such covenant or obligation, and that the remainder of this Agreement, and all remaining covenants, obligations and provisions as so modified, shall remain valid, enforceable, and in full force and effect.

22.	BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in Section 10 of this Agreement.

23.	ATTORNEY’S FEES. The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys’ fees and post judgment costs, from the other party.

24.	AUTHORIZATION. The persons executing this Agreement on behalf of the Company and Consultant hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

25.	ADDITIONAL DOCUMENTS. Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

26.	COUNTERPARTS & SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one Agreement. This Agreement, agreements ancillary to this Agreement, and related documents entered into in connection with this Agreement are signed when a Party’s signature is delivered by facsimile, email, scan, PDF, or other electronic medium. A facsimile, scanned or other signature delivered via electronic medium shall be deemed in all respects as having the same force and effect as an original signature.

[Signatures on Following Page]

[SIGNATURE PAGE TO CONSULTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

POLARITYTE, INC.

/s/ Denver M. Lough
By:	Denver M. Lough, MD, PhD
Title:	Chief Executive Officer

CONSULTANT:

/s/ David Seaburg
By:	David Seaburg

Schedule I

1. Description of Services:

Consultant agrees to provide consulting services related to:

●	Service as a Director on the PolarityTE, Inc. Board of Directors

●	Investor relations

●	Capital markets expertise

●	Finance expertise

2. Term: The Term of this Agreement shall commence upon execution by both parties and shall last for a period of 24 months. The parties may extend the Term upon mutual written agreement.

3. Compensation: See Section 2 of Consulting Agreement